EXHIBIT 12.01

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                           Nine months ended
                                                             September 30,
                                                       ----------------------

                                                         1996             1995
                                                         ----             ----
Income from continuing operations
   before income taxes and minority interest            $2,341           $1,759
Interest                                                 1,640            1,462
Portion of rentals deemed to be interest                    80               81
                                                        ------           ------
  Earnings available for fixed charges                  $4,061           $3,302
                                                        ======           ======
Fixed charges
Interest                                                $1,640           $1,462
Portion of rentals deemed to be interest                    80               81
                                                        ------           ------
  Fixed charges                                         $1,720           $1,543
                                                        ======           ======

Ratio of earnings to fixed charges                        2.36x            2.14x
                                                          ====             ====